SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act

February 27, 2023
Date of Report (Date of Earliest Event Reported)

GLOBAL ARENA HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	00049819	33-0931599
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

208 East 51st Street, Suite 112 New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(646) 801-6146
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

See Item 8.01 below.

Item 8.01 – Other Events

On February 27, 2023, GES entered into a First Amendment to a Convertible Promissory Note originally dated December 20, 2019. The related Stock Purchase Agreement signed December 19, 2019, wherein GES received 3,000 common shares of the 10,000 common stock outstanding of TrueVote remained unchanged.

Pursuant to the First Amendment to a Convertible Promissory Note, the following material items were revised:

(a)
The issuance date of the Note was amended from December 20, 2019, to February 27, 2023, and all references to the date of the Note therein shall be deemed to be February 27, 2023 and the new Maturity Date shall mean June 27, 2024.

(b)	Further, GES has forgiven the previous Fifty Thousand Dollar ($50,000) Note unless TrueVote has one of the following conditions met prior to the Maturity Date:

(i)	an Event of Default described in Section 6(a)(i) and in Section 6(a)(ii) occurs; or

(i)
Borrower issues ownership interests of Borrower that result in the ownership percentage of GES in Borrower to be less than 15% of the total ownership of Borrower.” GES would then be entitled to the principal sum of Fifty Thousand Dollars ($50,000), together with interest at the annual rate of 1.25% compounded annually, if, and only if, one of the preceding conditions is met prior to the Maturity Date.

As part of TrueVote revised transaction, new GAHC warrants were issued to the Principals of True Vote Inc., Brett Morrison and Ped Hasid. The warrants were issued on February 27, 2023 and each individual is entitled to exercise the warrants to purchase a maximum of 2,250,000 (Two Million, Two Hundred Fifty Thousand) fully-paid and non-assessable shares of the GAHC Common Stock, par value $0.001 per share at an exercise price of $0.0012 per Share, replacing a previous conversion price of $0.01. The warrants are exercisable for a period of two years from the issuance date.

Item 9.01 – Exhibits

Exhibit 10.60
 – Global Election Services/TrueVote - First Amendment to Convertible Promissory Note
Exhibit 10.61
 – Hasid Warrant
Exhibit 10.62
 – Morrison Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Global Arena Holding, Inc.

By:	/s/ John Matthews
John Matthews
Chief Executive Officer

Dated: July 29, 2022